Exhibit 99

Name:	Quadrangle Debt Recovery Advisors LLC
Address:	375 Park Avenue, 14th Floor, New York, New York 10152
Designated Filer:	Quadrangle Master Funding Ltd
Date of Event Requiring Statement:	02/08/05
Issuer Name and Ticker or Trading Symbol:	Protection One, Inc. (PONN)

Signature:	Quadrangle Debt Recovery Advisors LLC

	By:	/s/ Michael Weinstock
Name: Michael Weinstock
Title: Managing Member